Exhibit 99.1

Summit Therapeutics Inc.

(‘Summit,’ the ‘Company,’ or the ‘Group’)

Summit Therapeutics Appoints Dr. Mahkam (“Maky”) Zanganeh as Chief Operating Officer

Cambridge, MA, November 23, 2020 – Summit Therapeutics Inc. (NASDAQ: SMMT) announces that Dr. Mahkam “Maky” Zanganeh, DDS, MBA, has been appointed as Chief Operating Officer, effective immediately. Dr. Zanganeh is currently a member of the Company’s Board of Directors, having been appointed on November 11, 2020.

“Maky’s strategic leadership and operational expertise provide immeasurable value to Summit, as she joins us during this critical time within our ongoing Phase 3 clinical trials of our precision antibiotic candidate, ridinilazole, where we seek to bring a superior treatment to patients with C. difficile infection,” said Bob Duggan, Executive Chairman and Chief Executive Officer of Summit. “Maky’s proven track record of translating strategic objectives into results will help propel our Company as we build a viable, long-lasting health care organization that improves quality of life, increases potential duration of life, and resolves medical health care needs.”

Dr. Zanganeh joins Summit from Maky Zanganeh and Associates (“MZA”), which provides consulting services to businesses in product development, research, and transactions, where she is the President and CEO. Prior to founding and leading MZA, Dr. Zanganeh held multiple leadership positions at Pharmacyclics, Inc., from 2008 to 2015, culminating in her role as Chief Operating Officer, where she oversaw all clinical, research, commercial, and business-related matters. Dr. Zanganeh played a key role in the multimillion-dollar collaboration and license deal for ibrutinib with Janssen Biotech, Inc. in 2011, and the subsequent sale of Pharmacyclics to Abbvie Inc. in 2015.   She is currently a board member for Pulse BioSciences, Inc., and RenovoRx, Inc. Dr. Zanganeh received her DDS from the Louis Pasteur University (France) and her MBA from Schiller International University (France).

“The opportunity that Summit has to change the standard of care for infectious diseases, starting with ridinilazole, and improve the long-term quality of life of patients is pivotal to the antibiotics landscape,” stated Dr. Zanganeh. “I look forward to expanding my role with a team of world class scientists and business leaders in assisting with the continuing build out of a powerful, sustainable business model to develop and commercialize our novel antibiotics, as we improve outcomes for patients and create healthcare savings in the process.”

About Summit Therapeutics

Summit Therapeutics, empowered by its Discuva Platform, the Company’s innovative antibiotic discovery engine, supported by BARDA and Carb-X funding, intends to be the leader in patient- and physician-friendly, paradigm-shifting antibiotic innovation. Our new mechanism antibiotics are designed to become the patient-friendly, new-era standard of care, by working in harmony with the human microbiome to treat prospective patients suffering from infectious disease, initially focusing on Clostridioides difficile infections (“CDI”) which is estimated to impact over 3 million patients worldwide annually. Commercialization of ridinilazole for the treatment and the reduction of recurrence of CDI is subject to regulatory approvals. The overriding objective of Summit Therapeutics is to create value for patients, hospital infectious disease caregivers, community-based infectious disease healthcare providers, as well as healthcare payors around the world. Currently, Summit’s lead product candidate, ridinilazole, is engaged in two global Phase III trials, Ri-CoDIFy 1 & 2, each enrolling 680 patients vs. the standard of care (Vancomycin) for the treatment and reduction of recurrence of C. difficile infections.

Summit’s vision and mission is to extend our pipeline through the development of new mechanism, narrow spectrum, microbiome-sparing antibiotics targeting C. difficile, Gram-negative Enterobacteriaceae, such as Escherichia coli and Klebsiella pneumoniae, and other bacterial infections with high unmet medical need.

For more information, visit www.summittxinc.com and follow us on Twitter @summitplc. For more information on the Company’s Discuva Platform, visit https://www.summittxinc.com/our-science/discuva-platform.

Contract Summit Investor Relations:

Dave Gancarz

Vice President, Investor Relations & Corporate Strategy

david.gancarz@summitplc.com

General Inquiries:

investors@summitplc.com

Summit Forward-looking Statements

Any statements in this press release about the Company’s future expectations, plans and prospects, including but not limited to, statements about the clinical and preclinical development of the Company’s product candidates, the therapeutic potential of the Company’s product candidates, the potential commercialization of the Company’s product candidates, the timing of initiation, completion and availability of data from clinical trials, the potential submission of applications for marketing approvals, the impact of the COVID-19 pandemic on the Company’s operations and clinical trials and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, global public health crises, including the coronavirus COVID-19 outbreak, that may affect timing and status of our clinical trials and operations, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials, expectations for regulatory approvals, laws and regulations affecting government contracts and funding awards, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of filings that the Company makes with the Securities and Exchange Commission. Accordingly, readers should not place undue reliance on forward-looking statements or information. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.